UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 21, 2010
RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	000-52588 (Commission File Number)	43-1823071 (I.R.S. Employer Identification No.)

10401 Clayton Road Frontenac, Missouri (Address of principal executive offices)	63131 (Zip Code)
(314) 569-7200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act.
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 21, 2010, the Board of Directors of Reliance Bancshares, Inc. (the “Company”) appointed Mr. Roy A. Wagman, age 58, to serve as Executive Vice President and Chief Risk Officer of both the Company and Reliance Bank (the “Bank”), the Company’s wholly-owned subsidiary. In this position, Mr. Wagman will be responsible for supervising risk management policies and practices of the Company and the Bank relating to financial and operational risks and will oversee the Company’s compliance department.
     Prior to joining the Company, Mr. Wagman served as Vice Chairman and Chief Credit Officer of Excel Bank, headquartered in Sedalia, Missouri. During 2008 and 2009, he served as Director of Private Banking for National City Bank, now PNC Bank. From February 1, 2005 to December 31, 2007, Mr. Wagman was Chief Credit Officer of National City Bank’s private banking group. Prior to joining National City Bank, Mr. Wagman spent 31 years at Bank of America in a variety of positions, including Senior Credit Officer for the Bank of America Private Bank. He is a graduate of the University of Kansas and the Graduate School of Banking at Rutgers University.
     As compensation for serving in the positions of Executive Vice President and Chief Risk Officer, Mr. Wagman will receive an annual base salary of $200,000. He will also be awarded 15,000 shares of the Company’s Class A Common Stock, $0.25 par value, under the Company’s 2010 Restricted Stock Plan, provided the award is within the allowable maximum award levels permitted by Troubled Asset Relief Program (“TARP”) Regulations. The award will be subject to a three-year cliff vesting period, subject to minimum holding periods as required, and is not deliverable until all TARP funds have been repaid by the Company. Mr. Wagman is also eligible to participate in the Company’s employee benefit programs, including health and life insurance plans and the Employee Stock Purchase Plan, on the same terms as all other Company employees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 27, 2010

RELIANCE BANCSHARES, INC. (Registrant)
By:	/s/ Dale E. Oberkfell
	Name:	Dale E. Oberkfell
	Title:	Chief Financial Officer